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                                                                    Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Advanced Logic Research, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Advanced Logic Research, Inc. of our report dated November 2, 1995, relating to the consolidated balance sheets of Advanced Logic Research, Inc. and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1995, and related schedule, which report appears in the September 30, 1995 annual report on Form 10-K of Advanced Logic Research, Inc.



                                                       /s/ KPMG PEAT MARWICK LLP
                                                       -------------------------

Orange County, California
August 22, 1996